Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-261044) of Tivic Health Systems, Inc. (the “Company”) of our report dated March 31, 2023, relating to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Rosenberg Rich Baker Berman, P.A.
Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey
March 31, 2023